                     UNITED STATES OF AMERICA

   BEFORE THE BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM

                         WASHINGTON, D.C.



---------------------------------------
                                      )
In the Matter of                      )
                                      )
PUTRA MASAGUNG,                       )    Docket Nos.  98-023-E-I
                                      )                 98-023-B-I
An Institution-Affiliated Party of    )                 98-023-CMP-I
The San Francisco Company,            )                 98-023-B-FB
San Francisco, California,            )                 98-023-CMP-FB
                                      )
and                                   )
                                      )
P.T. GUNUNG AGUNG, LTD CORPORATION    )   Order of Prohibition, Order to Cease
                                      )   and Desist and Order of Assessment of
Jakarta, Indonesia                    )   Civil Money Penalties Issued Upon
                                      )   Consent
---------------------------------------

     WHEREAS, pursuant to sections 8(b) and 8(e) of the Federal Deposit Insurance Act, as amended (the "FDI Act") (12 U.S.C. ss.ss. 1818(b) and 1818(e)), and section 8(b) of the Bank Holding Company Act of 1956, as amended (the "BHC Act") (12 U.S.C. ss. 1847 (b)), the Board of Governors of the Federal Reserve System (the "Board of Governors") issues this combined Order to Cease and Desist and Order of Assessment of Civil Money Penalties against Putra Masagung ("Masagung") and P.T. Gunung Agung, Ltd. Corporation ("GA"), Jakarta, Indonesia, and Order of Prohibition (the "Order") against Masagung;

     WHEREAS, this Order resolves allegations that Masagung and GA violated the BHC Act (12 U.S.C. 1841, et seq.), in connection with GA's acquisition of beneficial ownership of shares of The San Francisco Company, San Francisco, California (the "Company");
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     WHEREAS, the Company is a registered bank holding company
under the BHC Act and owns all of the stock of the Bank of San Francisco (the "Bank"), a state chartered non-member bank;

     WHEREAS, Masagung is an institution-affiliated party of the Company, as defined in sections 3(u) and 8(b)(3) of the FDI Act
(12 U.S.C. ss.ss. 1813(u) and 1818(b)(3));

     WHEREAS, this Order is by way of settlement only with no adjudication of or finding on any issues of fact or law, and Masagung and GA, by executing this Order, do not admit or deny any wrongdoing or liability with respect to any allegations or claims;

     WHEREAS, on October 5, 1998, the board of directors of GA adopted a resolution authorizing and directing Mr. Lego Nirwhono to enter into this Order on behalf of GA and consenting to the issuance of this Order by the Board of Governors and to GA's compliance with each and every provision that pertains to GA;

     WHEREAS, by affixing his signature hereunder, Masagung has consented to the issuance of this Order by the Board of Governors and to Masagung's compliance with each and every provision that pertains to Masagung; and

     WHEREAS, GA and Masagung have waived any and all rights pursuant to 12 U.S.C. ss. 1818, 12 C.F.R. Part 263, or otherwise:
(a) to a hearing for the purpose of taking evidence with respect to any matter implied or set forth in this Order; (b) to obtain judicial review of this Order; and (c) to challenge or contest in any manner the basis, issuance, validity, effectiveness, collectibility or enforceability of this Order or any provision hereof.

     NOW, THEREFORE, before the taking of any testimony of, adjudication of or finding on any issue of fact or law herein, and without this Order constituting an admission

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of any allegation made or implied by the Board of Governors in connection with this proceeding and pursuant to the aforesaid resolution:

     IT IS HEREBY ORDERED, pursuant to sections 8(b) and 8(e) of the FDI Act and section 8(b) of the BHC Act:

     1. In the absence of prior written approval by the Board of Governors, and by any other federal banking agency where necessary pursuant to section 8(e)(7)(B) of the FDI Act (12
U.S.C. ss. 1818(e)(7)(B)), Masagung is hereby prohibited:

     (a) from participating in the conduct of the affairs of any bank holding company, any insured depository institution or any other institution specified in section 8(e)(7)(A) of the FDI Act
(12 U.S.C. ss. 1818(e)(7)(A));

     (b) from soliciting, procuring, transferring, attempting to transfer, voting or attempting to vote any proxy, consent, or authorization with respect to any voting rights in any institution described in section 8(e)(7)(A) of the FDI Act (12
U.S.C. ss. 1818(e)(7)(A));

     (c) from violating any voting agreement previously approved by the appropriate Federal banking agency; or

     (d) from voting for a director, or from serving or acting as an institution-affiliated party as defined in section
3(u) of the FDI Act (12 U.S.C. ss. 1813(u)), including serving as an officer, director, or employee.

     2. Masagung and GA shall enter into the voting trust agreement (the "Voting Trust Agreement") that is attached hereto within ten (10) days of the date of this Order, and further:

                                       3
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     (a) all securities, voting or nonvoting, of the Company in which Masagung or GA or any affiliate of Masagung or GA now has any interest, beneficial or otherwise, shall be placed into a voting trust pursuant to the Voting Trust Agreement;

     (b) Masagung and GA shall on or before their execution of this Order propose a voting trustee (the "Trustee") acceptable to the Board of Governors;

     (c) Masagung and GA shall use their reasonable best efforts to ensure that the Trustee files a notice under the Change in Bank Control Act and state law, if required, with the appropriate regulatory authorities;

     (d) Masagung and GA shall take no action or omit to take any action that would result in a breach of any provision of the Voting Trust Agreement entered into pursuant to this Order; and

     (e) any modification to or extension of the Voting Trust
Agreement must receive the prior written approval of the Board of Governors.

     3. Masagung and GA shall not, directly or indirectly, engage in any violation of the BHC Act.

     4. Masagung shall pay a civil money penalty in the sum of $250,000, which shall be remitted in full at the time Masagung executes this Order.

     5. Masagung shall also pay as a civil money penalty any profit resulting from his acquisition and control of the Company. For the purposes of this Order, Masagung's profit means the amount, if any, by which the proceeds from the sale of all of Masagung's securities in the Company, less the costs of sale incurred in the ordinary course, exceed $23.5 million. The penalty resulting from any such profit shall be remitted to the Board of Governors by Masagung

                                       4
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within five (5) days of the consummation of the sale or other disposition of Masagung's securities in the Company.

     6. GA shall pay a civil money penalty in the sum of $200,000.

     7. GA shall also pay as a civil money penalty any profit resulting from its acquisition and control of the Company. For the purposes of this Order, GA's profit means the amount, if any, by which the proceeds from the sale of all of GA's securities in the Company, less the costs of sale incurred in the ordinary course, exceed $32.05 million.

     8. Given GA's current financial and liquidity condition, the full amount of GA's penalty payable from paragraphs 6 and 7 above, shall be paid by the Trustee, pursuant to paragraph 9(e) of the Voting Trust Agreement, out of the proceeds received from the sale of GA's securities in the Company. GA shall use its reasonable best efforts to ensure that the Trustee pays the full amount of GA's penalty to the Board of Governors in accordance with the provisions of the Voting Trust Agreement.

     9. No portion of the civil money penalties required by this Order shall be, directly or indirectly, paid, advanced, reimbursed or otherwise funded by the Company or the Bank.

     10. The civil money penalties agreed to be paid pursuant to this Order shall be made payable to the "Board of Governors of the Federal Reserve System" and forwarded, with an executed copy of this Order, to Jennifer J. Johnson, Secretary of the Board, Board of Governors of the Federal Reserve System, Washington, DC 20551, who shall make remittance to the Treasury of the United States as required by statute.

     11. For purposes of this Order, the Board of Governors delegates to the General Counsel the authority to grant the approvals required by the Board of Governors pursuant to the provisions of this Order.

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     12. All communications regarding this Order shall be sent
to:

     With regard to the Board of Governors:

                 (a)      J. Virgil Mattingly, Jr., Esq.
                          General Counsel
                          Board of Governors of the Federal Reserve System 20th & C Streets, N.W.
                          Washington, DC 20551


     With regard to Masagung:

                 (b)      Mr. Putra Masagung
                          c/o Guthrie GTS Limited
                          115 Amoy Street
                          No. 02-00
                          Singapore 069935
                          Telecopier 65-224-9211

                          with a copy to:

                          Nicholas Unkovic, Esq.
                          Graham & James LLP
                          One Maritime Plaza
                          Suite 300
                          San Francisco CA  94111-3492

     With regard to GA:

                 (c)      PT Gunung Agung
                          Attn:   Mr. Lego Nirwhono
                          JL.MH. Thamrin
                          No.55 Lantai 5
                          Jakarta 10350, Indonesia
                          Telecopier:  6221-230-1285

                          with a copy to:

                          John C. Murphy, Jr., Esq.
                          Cleary, Gottlieb, Steen & Hamilton
                          2000 Pennsylvania Avenue, N.W.
                          Washington, DC 20001-1801


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     13. Each provision of this Order shall remain effective and enforceable until stayed, modified, terminated or suspended by the Board of Governors.

     14. The provisions of this Order shall not bar, estop or otherwise prevent the Board of Governors or any other federal or state agency or department from taking any other action affecting Masagung and GA, provided, however, the Board of Governors shall not take any further action against Masagung, GA, and GA's parent companies, PT Kosgoro and PT Trimuda Jaya Perdana, based upon any information presently known to the Board of Governors concerning the matters addressed in this Order.

     By order of the Board of Governors of the Federal Reserve
System, this 30th day of November, 1998.



___________________________________
         Putra Masagung



P.T. Gunung Agung, LTD Corporation



By: ________________________________

                                          BOARD OF GOVERNORS OF THE
                                          FEDERAL RESERVE SYSTEM



                                          ___________________________________
                                          Jennifer J. Johnson
                                          Secretary of the Board



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